NEWS RELEASE

THE ANDERSONS, INC. REPORTS SECOND QUARTER RESULTS
Second Quarter Earnings of $1.09 per Diluted Share

MAUMEE, OHIO, AUGUST 5, 2015 The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the second quarter ended June 30, 2015.

Highlights

•	Rail Group has continued strong performance

•	Ethanol Group earnings improve significantly from the first quarter

•	Plant Nutrient Group acquires the nutrient business of Kay Flo Industries

•	Unusually wet weather negatively impacts the Plant Nutrient Group

“The Rail Group’s focus on asset management and operational performance helped produce a great quarter. The Ethanol Group had strong results as well, due primarily to an improvement in margins. The ethanol team also continued to benefit from investments made in technology and process improvement,” said CEO Mike Anderson. “The weather, however, did not cooperate in some of our markets, which led to decreased profitability in our Plant Nutrient Group. Extremely wet weather the last half of the second quarter impaired the normal application of crop nutrients in the Eastern corn-belt. We expect to return to normal nutrient volumes in the fall. Our results this quarter once again demonstrate the value of having a diversified portfolio of businesses. The most recent addition to our portfolio, Kay Flo, has already added new markets, customers and product lines to the Company. Additionally, significant cross selling opportunities and synergies have been identified that will pay dividends in 2016 and beyond.”

Key Highlights
Net income for the second quarter of 2015 attributable to the Company was $31.1 million, or $1.09 per diluted share. Last year second quarter net income was $44.3 million, or $1.56 per diluted share. Net income through June this year was $35.2 million, or $1.23 per diluted share. When excluding the partial redemption of our investment in Lansing Trade Group last year, adjusted net income through June of 2014 was $56.4 million, or $1.98 per diluted share. (See the Reconciliation to Adjusted Net Income Table for a discussion and reconciliation of income and adjusted income.) Second quarter 2015 revenues were $1.2 billion compared to $1.3 billion in revenues the same period last year.

•
The Rail Group achieved pre-tax income of $21.7 million this quarter. The group continues to have strong base leasing business results and the rail repair business had a $0.7 million year over year improvement. The group also had income of $10.6 million related to a lease settlement during the quarter.

•	The Rail Group’s utilization rate increased for the tenth consecutive quarter and averaged 93.5 percent this quarter.

•	The Ethanol Group executed well operationally and achieved record second quarter ethanol production volumes. Strong results from the sale of co-products were also seen.

•
Wet weather reduced nutrient application in a number of areas in which the Plant Nutrient Group does business. This led to reduced margins and volume for the wholesale nutrient business, and prevented the group from regaining the volume shortfall seen in the prior two quarters. Further, there was a $3.0 million negative impact to income this quarter related to the Kay Flo acquisition.

•	The Grain Group’s results were impacted by lower margins and volume, which resulted primarily from lower than expected movement of grain off farm, and lower forward contracting activity.

Outlook

•	The Rail Group is expected to deliver another great year.

•
The demand for ethanol is expected to remain strong as lower gasoline prices support base demand for gasoline. The Ethanol Group believes export demand will support margins into the fall when domestic gasoline demand falls off.

•
Barring further unusual weather the Plant Nutrient Group should have a typical second half of the year. Significant volume improvement should be seen in 2016, as farmers address their soil nutrient demands created by an abnormally wet spring. The benefits from the Kay Flo acquisition should also begin to be seen in 2016.

•
The wet weather slightly reduced the likely size of fall crops of corn and beans, and degraded wheat quality in some of our draw territory. We will continue to look for other income opportunities resulting from market volatility to somewhat offset this lower volume.

Conference Call
The Company will host a webcast on Thursday, August 6, 2015 at 11:00 A.M. ET, to discuss its performance. To dial-in to the call, the number is 866-439-8514 (participant passcode is 83166883). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast: Click on the link: http://edge.media-server.com/m/p/nsm3rp8b. Log on. Click on the phone icon at the bottom of the “webcast window” on the left side of the screen. Then, you will be provided with the conference call number and passcode. Click the gear set icon (left of the telephone icon) and select ‘Live Phone’ to synchronize the presentation with the audio on your phone. A replay of the call can also be accessed under the heading “Investor” on the Company website at www.andersonsinc.com.

Forward Looking Statements
This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Company Description
Founded in Maumee, Ohio, in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. The Company also has a consumer retailing presence. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
Jim Burmeister
Phone: 419-891-5848
E-mail: Jim_Burmeister@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Income
(unaudited)

(in thousands, except per share data)	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Sales and merchandising revenues	$1,208,492	$1,312,082	$2,158,581	$2,315,376
Cost of sales and merchandising revenues	1,100,319	1,190,587	1,967,097	2,117,106
Gross profit	108,173	121,495	191,484	198,270

Operating, administrative and general expenses	83,743	76,275	162,346	147,260
Interest expense	4,025	6,146	10,063	12,148
Other income:
Equity in earnings of affiliates, net	16,190	32,213	19,450	52,714
Other income, net	13,772	3,797	16,880	23,409
Income before income taxes	50,367	75,084	55,405	114,985
Income tax provision	17,969	25,714	19,061	39,586
Net income	32,398	49,370	36,344	75,399
Net income attributable to the noncontrolling interests	1,306	5,069	1,155	8,390
Net income attributable to The Andersons, Inc.	$31,092	$44,301	$35,189	$67,009

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$1.09	$1.56	$1.23	$2.36
Diluted earnings attributable to The Andersons, Inc. common shareholders	$1.09	$1.56	$1.23	$2.36
Dividends declared	$0.14	$0.11	$0.28	$0.22

The Andersons, Inc.
Reconciliation to Adjusted Net Income (unaudited)

(in thousands, except per share data)	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net income attributable to The Andersons, Inc.	$31,092	$44,301	$35,189	$67,009
Items impacting other income, net:
Partial redemption of investment in Lansing Trade Group	—	—	—	(10,656)
Total adjusting items	—	—	—	(10,656)
Adjusted net income attributable to The Andersons, Inc.	$31,092	$44,301	$99,070	$56,353

Diluted earnings attributable to The Andersons, Inc. common shareholders	$1.09	$1.56	$1.23	$2.36

Impact on diluted earnings per share	—	—	—	(0.38)
Adjusted diluted earnings per share	$1.09	$1.56	$1.23	$1.98

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	June 30, 2015	December 31, 2014	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$40,773	$114,704	$47,190
Restricted cash	941	429	895
Accounts receivable, net	238,601	183,059	189,646
Inventories	508,408	795,655	432,996
Commodity derivative assets - current	39,860	92,771	162,427
Deferred income taxes	6,069	7,337	7,443
Other current assets	44,765	60,492	24,596
Total current assets	879,417	1,254,447	865,193

Other assets:
Commodity derivative assets - noncurrent	2,990	507	312
Other assets, net	225,601	131,527	116,985
Pension asset	—	—	13,023
Equity method investments	224,380	226,857	264,381
	452,971	358,891	394,701
Railcar assets leased to others, net	330,832	297,747	242,147
Property, plant and equipment, net	489,145	453,607	390,587
Total assets	$2,152,365	$2,364,692	$1,892,628

Liabilities and equity
Current liabilities:
Short-term debt	$141,250	$2,166	$27,000
Trade and other payables	358,190	706,823	307,765
Customer prepayments and deferred revenue	25,927	99,617	21,670
Commodity derivative liabilities – current	42,622	64,075	86,134
Accrued expenses and other current liabilities	72,034	78,610	81,260
Current maturities of long-term debt	27,188	76,415	89,387
Total current liabilities	667,211	1,027,706	613,216

Other long-term liabilities	14,934	15,507	15,032
Commodity derivative liabilities – noncurrent	2,177	3,318	7,444
Employee benefit plan obligations	57,686	59,308	39,178
Long-term debt, less current maturities	417,279	298,638	300,220
Deferred income taxes	171,163	136,166	126,258
Total liabilities	1,330,450	1,540,643	1,101,348
Total equity	821,915	824,049	791,280
Total liabilities and equity	$2,152,365	$2,364,692	$1,892,628

The Andersons, Inc.
Segment Data
(Unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended June 30, 2015
Revenues from external customers	$625,316	$139,432	$357,186	$45,523	$41,035	$—	$1,208,492
Gross profit	25,005	5,843	46,698	18,249	12,378	—	108,173
Equity in earnings of affiliates	7,875	8,315	—	—	—	—	16,190
Other income, net	1,230	6	459	11,834	94	149	13,772
Income (loss) before income taxes	3,147	10,975	18,873	21,689	1,469	(5,786)	50,367
Income (loss) attributable to the noncontrolling interests	(2)	1,308	—	—	—	—	1,306
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$3,149	$9,667	$18,873	$21,689	$1,469	$(5,786)	$49,061
Three months ended June 30, 2014
Revenues from external customers	$656,004	$226,388	$354,808	$33,409	$41,473	$—	$1,312,082
Gross profit	27,909	18,638	48,538	13,863	12,547	—	121,495
Equity in earnings of affiliates	8,467	23,746	—	—	—	—	32,213
Other income, net	975	356	858	787	190	631	3,797
Income (loss) before income taxes	10,352	38,976	27,002	6,684	1,637	(9,567)	75,084
Income (loss) attributable to the noncontrolling interest	(3)	5,072	—	—	—	—	5,069
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$10,355	$33,904	$27,002	$6,684	$1,637	$(9,567)	$70,015
	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Six months ended June 30, 2015
Revenues from external customers	$1,210,478	$277,612	$511,137	$89,739	$69,615	$—	$2,158,581
Gross profit	54,730	12,129	68,664	35,571	20,390	—	191,484
Equity in earnings of affiliates	9,423	10,027	—	—	—	—	19,450
Other income, net	2,064	48	1,494	12,673	191	410	16,880
Income (loss) before income taxes	3,887	16,106	19,297	32,002	(714)	(15,173)	55,405
Income (loss) attributable to the noncontrolling interests	(5)	1,160	—	—	—	—	1,155
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$3,892	$14,946	$19,297	$32,002	$(714)	$(15,173)	$54,250
Six months ended June 30, 2014
Revenues from external customers	$1,239,163	$415,208	$506,163	$85,711	$69,131	$—	$2,315,376
Gross profit	44,917	26,003	71,088	35,728	20,534	—	198,270
Equity in earnings of affiliates	10,351	42,363	—	—	—	—	52,714
Other income, net	19,321	130	1,350	1,497	302	809	23,409
Income (loss) before income taxes	21,655	62,124	26,966	21,729	(698)	(16,791)	114,985
Income attributable to the noncontrolling interest	(6)	8,396	—	—	—	—	8,390
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$21,661	$53,728	$26,966	$21,729	$(698)	$(16,791)	$106,595
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).